CODE OF ETHICS AND BUSINESS CONDUCT


A. INTRODUCTION

It is the general policy of the Caspian Services Inc. (The Company) to conduct its business activities and transactions with the highest level of integrity and ethical standards and in accordance with all applicable state and federal and national laws and regulations, without regard to the territory where the business is being conducted or administrated. Obeying the law both in letter and in spirit is the foundation on which this Company's ethical standards are built. In carrying out this policy, the Company's Board of Directors has adopted the following Code of Business Conduct and Ethics (the "Code").

This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees of the Company. All of our employees must comply with this Code and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Company's agents and representatives, including independent consultants, subsidiaries, and owned companies and their directors, managers and ordinary personnel. All references herein made to the Company's directors, offices, executives, employees and agents shall be applicable and referred to in similar effect to the directors, offices, executives, employees and agents of all subsidiaries and owned companies. This Code is meant to be read in conjunction with other Company policies.

If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation. If you have signed an agreement with the Company (for example, a confidentiality agreement or a non-compete agreement) which contains provisions that are more restrictive than or otherwise in conflict with those included in this Code, the provisions of that agreement shall be applicable. If issues generally addressed in this Code are addressed by other Company policies, such as those set forth in the Company's employee handbook or policies and procedures instituted from time to time by the Company, those other policies will supersede the general policy set forth in this Code.

Those who violate the standards in this Code will be subject to disciplinary action up to the termination of employment. In addition, some of the violations can subject either the employee or the Company to civil and criminal penalties. All violations or suspect violations of this code at all levels and magnitudes must be reported to the Board of Directors.

If you are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described below under the heading "Compliance Procedures."

The Company's Supplemental Code of Ethics for Chief Executive Officer and Senior Financial Officers, which supplements this Code, sets forth the fundamental principles and key policies and procedures that govern the conduct of the

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Company's Chief Executive Officer and its senior financial officers. The
Company's Chief Executive Officer and all senior financial officers are bound by the requirements and standards set forth in the Supplemental Code of Ethics for Chief Executive Officer and Senior Financial Officers, as well as those set forth in this Code and other applicable policies and procedures.

B. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Company complies with all applicable laws and regulations in the conduct of its activities and expects its employees to do the same. All employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

C. CONFLICTS OF INTEREST

It is the policy of the Company to avoid situations that create an actual or potential conflict between an employee's personal interests and the interests of the Company. A "conflict of interest" exists when a person's loyalties or actions are divided between the interests of the Company and those of another, such as a competitor, supplier, customer or personal business. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director (or members of his or her family, or his or her designated person(s)) directly or indirectly receives improper benefits as a result of his or her position with the Company. Moreover, the appearance of a conflict of interest alone can adversely affect the Company and its relations with its customers, suppliers and employees, shareholders. The appearance of a conflict should thus be avoided.

Employees are expected to use good judgment, to adhere to high ethical standards and to avoid situations that create an actual or potential conflict of interest. Although it would be impossible to describe every situation in which a conflict of interest may arise, the following are examples of situations which may potentially lead to a conflict of interest:

         o Working, in any capacity, for a competitor, customer or supplier while still employed by the Company.

         o Accepting gifts of more than nominal value from a customer or supplier, other than occasional tickets to sporting, artistic or similar events or occasional meals, in which instance the employee shall inform his or her department head of receipt of the gift. Gifts should not in any circumstances be accepted from the Company's competitors. Any employee who receives a gift of more than nominal value other than occasional tickets or meals shall notify the Board of Directors of the receipt.

         o Competing with the Company for the purchase or sale of property, services or other interests.

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         o        Having or taking an undisclosed interest in a transaction
                  involving the Company, a customer or supplier (not including routine investments in publicly-traded companies).

Conflicts of interest can also arise with respect to employment of relatives and persons with close personal relationships. If an employee or someone with whom an employee has a close relationship (a family member or close companion) has a financial or employment relationship with a competitor, supplier or potential supplier of the Company, the employee must disclose this fact in writing to the Company's Human Resources department.

Federal law now prohibits most loans or extensions of credit from a company whose stock is publicly traded to its directors and executive officers. The Company will not directly or indirectly extend any loan or credit to any director or executive officer except as permitted by law and approved by a vote of the disinterested members of the Board of Directors.

Actions that might involve a conflict of interest, or even the appearance of one, should be disclosed to the employee's supervisor, another manager or the Legal Department and may only be authorized in accordance with guidelines set and approved by the Board of Directors. Executive officers, on all levels, should report actual or potential conflicts of interest to the General Counsel, the General Counsel should report actual or potential conflicts of interest to the CEO, and directors should report actual or potential conflicts of interest to the Board of Directors. Employees, officers and directors who knowingly fail to disclose conflicts are subject to disciplinary action, including dismissal or removal from office.

Situations involving a conflict of interest may not always be obvious or easy to resolve. Any questions regarding a conflict or potential conflict should be brought to the attention of a supervisor, manager or the Legal Department.

D. TRADING ON INSIDE INFORMATION

Using material, non-public information to trade in the Company's stocks, or providing a family member, friend or any other person with a "tip," is both unethical and illegal. All non-public information about the Company should be considered confidential proprietary information and should never be used for personal gain. "Material information" is any information which could reasonably be expected to affect the price of a stock and would be considered important by investors in deciding whether to buy, sell or hold that stock. You should contact the General Counsel with any questions about your ability to buy or sell Company securities.

E. CORPORATE OPPORTUNITIES

Employees, officers and directors of the Company, are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee, officer or director may use corporate property, information or position for personal gain, and no employee, officer or director

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may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance Company's legitimate interests when the opportunity to do so arises.

Employees shall not engage in any unfair competition with the Company. For a period of six months immediately following the termination of employment, or such longer period as may be set out in the employee's employment, non-compete, or separation agreement, employees shall not directly or indirectly make known to any person, firm or corporation the names or addresses of any of the customers or suppliers of the Company or any other information pertaining to them; or, call on, solicit, take away or attempt to call on any of the customers or suppliers of the Company on whom he or she called, or with whom he or she became acquainted during their employment, either for himself or herself or for any other person, firm or corporation.

Employees also shall not, either during their employment, or for a period of six months after employment has terminated, or such longer period as may be set out in the employee's employment, non-compete, or separation agreement, solicit any of the Company's employees or consultants for a competing business or otherwise induce or attempt to induce such employees or consultants to terminate their employment or consultancies with the Company.

F. COMPETITION AND FAIR DEALING

We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

Company personnel should not engage a competitor in discussions, agreements or understandings concerning prices or allocations of territory, customers or sales. In addition, Company personnel should avoid discussing with a competitor any other agreements inhibiting free and open competition or involving tie-in sales or reciprocal transactions without prior authorization from the Company's Legal Department.

To maintain the Company's valuable reputation, compliance with our quality processes and safety requirements is essential. In the context of ethics, quality requires that our products and services be provided in a manner to meet our obligations to customers. All inspections and testing must be handled in accordance with all applicable regulations.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations.

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G. EQUAL OPPORTUNITY AND WORKING CONDITIONS

Each of us has a fundamental responsibility to show respect and consideration to our teammates. The diversity of the Company's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. All employment practices and decisions, including those involving recruiting, hiring, transfers, promotions, compensation, benefits, discipline and termination, will be conducted without regard to race, creed, color, religion, national origin, sex, age, disability or marital status and will comply with all applicable laws.

H. HEALTH AND SAFETY

The Company strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

I. RECORD MANAGEMENT/INFORMATION REPORTING

The Company requires honest and accurate recording and reporting of information in order to make responsible and informed business decisions. All of the Company's books, records, invoices, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. All Company business data, records and reports must be prepared truthfully and accurately.

Each employee shall maintain accurate and fair records of his or her time reports and expense accounts and any other Company records. No false or artificial entries shall be made, misleading reports issued or fictitious invoices paid or created.

Business records and communications often become public, and we must avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos and formal reports. Records should always be retained or destroyed according to the Company's Record Retention Policies.

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J. CONFIDENTIALITY OF COMPANY INFORMATION AND TRADE SECRETS OF OTHERS

Persons who come into possession of Company information must safeguard the information from the public and not intentionally or inadvertently communicate it to any person (including family members and friends) unless the person has a need to know the information for legitimate, Company-related reasons. This duty of confidentiality is important both as to the Company's competitive position and with respect to the securities laws applicable to the Company as a public company.

Consistent with the foregoing, all Company personnel should be discrete with respect to inside information and should not discuss it in public places. Such information should be divulged only to persons having a need to know it in order to carry out their legitimate job responsibilities. To avoid even the appearance of impropriety, Company personnel should refrain from providing advice or making recommendations regarding the purchase or sale of the Company's securities.

Confidential information related to the Company can include a variety of materials and information regarding the ongoing operations and plans of the Company. For example, confidential information can include:

         o business, research and marketing information, including objectives and strategies;
         o        records and databases;
         o        salary and benefits data;
         o        employee medical information;
         o        customer, employee and suppliers lists;
         o        any unpublished financial or pricing information;
         o product development designs and other intellectual property such as trade secrets, patents, trademarks and copyrights.

Confidential information will be held in the strictest confidence, and such confidential information will not be disclosed by any employee to any third party unless the third party has signed a nondisclosure agreement approved by the Company's Legal Department and the specific disclosure has also been approved by the Legal Department. The confidential information can only be disclosed by an employee for limited purposes where the confidential information is needed.

Company personnel must maintain the confidentiality of confidential or proprietary information entrusted to them by the Company or others, except when disclosure is authorized in writing by the Legal Department or required by laws or regulations. Confidential information includes all non-public information that might be useful to competitors or which could be harmful to the Company or its customers or suppliers if disclosed. The obligation to preserve proprietary and confidential information continues even after employment with the Company ends. Employees leaving the Company must return all proprietary and confidential information in their possession.

Company personnel must not intentionally or inadvertently breach any agreement to keep knowledge or data in confidence or in trust prior to employment with the Company. During employment by the Company, no confidential or proprietary information or material belonging to any previous employer or other parties shall be improperly used or disclosed to the Company. Employees must not bring

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onto the premises of the Company or use in the performance of his or her responsibilities any unpublished documents or any property belonging to any previous employer or any other person to whom the employee owes an obligation of confidentiality unless consented to in writing by that previous employer or person.

K. PROTECTION AND PROPER USE OF COMPANY ASSETS

No secret or unrecorded fund of Company assets or cash shall be established or maintained for any purpose. Anyone spending or obligating Company funds should be sure that the transaction is properly and appropriately documented, and that the Company receives the appropriate value in return.

All employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. Any suspected incident of theft or fraud should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

L. POLITICAL CONTRIBUTIONS AND PAYMENTS TO GOVERNMENT PERSONNEL

The Company encourages its personnel to participate in political activities on their own time and at their own expense. Federal law and many state and local laws prohibit corporate contributions to political parties or candidates. Company assets, facilities and resources may not be used for political purposes except in accordance with law and after approval by the Board of Directors.

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

M. QUALITY OF PUBLIC DISCLOSURES

The Company has a responsibility to communicate effectively and candidly with stockholders and other constituencies so that they have a realistic picture of the Company's financial condition and results of operations, as seen through the eyes of management. The Company is committed to full, fair, accurate, timely and understandable disclosure in its periodic reports filed with the Securities and Exchange Commission and in its other public disclosures.

N. WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

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Any waiver of this Code for directors or executive officers may be made only by the Board of Directors or the Board committee responsible for corporate governance matters and will be promptly disclosed as required by law or regulation.

O. COMPLIANCE PROCEDURES

The Company recognizes the need for this Code to be applied on a consistent and even-handed basis. The General Counsel of the Company will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Board of Directors or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board of Directors, and the Company will devote the necessary resources to enable the General Counsel to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with the Code. Questions concerning this Code should be directed to the Legal Department.

P. REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Employees are responsible for being aware of the corporate policies applicable to their activities and to comply with them fully. Employees also have a duty to report any apparent misconduct through appropriate management channels, or any special and confidential reporting mechanisms which may be established within the Company for such purposes, and to assist the Company in the prevention and correction of such problems. Employees are encouraged to talk to supervisors, managers or other appropriate personnel about illegal or unethical behavior which they observe and when in doubt about the best course of action in a particular situation. Employees who know or have good reason to believe that other employees are engaged in conduct violating this Code should report this to the Company. No supervisor shall retaliate against an employee, either directly or indirectly, who in good faith and in accordance with Company procedure, reports an act of apparent misconduct. Employees are also expected to cooperate fully with the Company or governmental authorities in any investigation of an alleged violation. Failure of any employee to comply with such policies will result in disciplinary action up to and including termination.

An employee seeking further clarification or interpretation of the policies highlighted in this Code should contact the Legal Department.

As Adopted by the Board of Directors
Caspian Services Inc., January 9, 2006

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